Exhibit 99.2

Consent of Jefferies LLC

The Board of Directors

American Woodmark Corporation

561 Shady Elm Road

Winchester, Virginia 22602

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 5, 2025, to the Board of Directors of American Woodmark Corporation (“American Woodmark”) as Annex D to, and reference to such opinion letter under the headings “Summary – Opinion of American Woodmark’s Financial Advisor” and “The Merger – Opinion of American Woodmark’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving American Woodmark and MasterBrand, Inc. (“MasterBrand”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of MasterBrand (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

September 5, 2025